EXHIBIT 99.05

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

5 April 2007

Shire plc (the “Company”)

The trustee of the Shire plc Employee Benefit Trust (the “Trust”) notified the Company on 4 April 2007 that, on that day it exercised its discretion and released a total of 1,953 ordinary shares in the Company for nil consideration, being the release of shares to a beneficiary of the Trust on satisfaction of an award under the Shire 2003 Deferred Bonus Plan.

None of the shares released were in respect of an award made to a director of the Company.

Following these transactions the trustee holds a total of 56,023,738 ordinary shares in the Company. The executive directors of the Company are amongst the potential beneficiaries under the Trust and are therefore regarded for Companies Act purposes as being interested in the shares held in them pursuant to DR 3.1.4R(1)(6).

Tatjana May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above